Exhibit 4.1

RENTALIST, INC.

SUBSCRIPTION AGREEMENT

The undersigned (“Subscriber”) hereby irrevocably subscribes for and agrees to purchase the number of shares of Class B Common Stock (“Tokens”) of Rentalist, Inc. (“Rentalist” or “Company”) set forth below for the aggregate subscription price set forth below (the “Aggregate Subscription Price”), upon and subject to the “Terms and Conditions of Token Subscription” attached as Schedule “A” (which, combined with this page, constitute the “Subscription Agreement”).

Date:

Subscription:  (Check one or both)

☐	I agree to purchase (number) of Tokens at an Aggregate Subscription Price of $ ($2.25 per Token).

☐	I elect to participate in Rentalist’s equity program with respect to rental transactions I complete on the Rentalist platform, subject to the terms set forth in this Subscription Agreement.

Nature of Subscriber:   (Check one)

☐ Individual	☐ Corporation	☐ Trust

☐ Tenant in Common	☐ Partnership	☐ Joint Tenancy

Country of Residence/Organization:

	Subscriber	Co-Subscriber

Signature

Name/Title

Entity Name

Street Address

City/State

E-mail Address

Phone

ACCEPTED:	Rentalist, Inc.	Effective Date:

1 N. Church Street, 3rd Floor

	By:	West Chester, PA 19380

	Its:	Tokens@Rentalist.com

SCHEDULE A

RENTALIST, INC.

TERMS AND CONDITIONS OF TOKEN SUBSCRIPTION

The Offering

1.              The Subscriber acknowledges that this subscription is subject to rejection or allotment by the Company in whole or in part.

2.              The Subscriber acknowledges that the Tokens subscribed for by it hereunder form part of a larger issuance and sale by Rentalist of up to 2,500,000 Tokens at a subscription price of $2.25 per Token (the “Offering”).  Additional Tokens may be issued from time to time.

3.              The Offering commences on the date the United States Securities and Exchange Commission (the “SEC”) qualifies the offering circular that the Company filed as Part II under Form 1-A pursuant to Regulation A (the “Offering Circular”) and terminates upon the earlier of: (i) the completion of the sale of all of the Tokens or (ii) three years from the date this Offering commences.  The Company may complete tranches of any number of Tokens of the Offering by multiple closings (collectively the “Closings”) from time to time (the date of each of such closing referred to as a “Closing Date”).

4.              The Subscriber acknowledges that this Offering of securities is pursuant to Regulation A and no sale may be made to the Subscriber in this Offering unless:  (a) the Aggregate Subscription Price is no more than ten (10%) percent of the greater of the Subscriber’s annual income or net worth; or (b) the Subscriber is an Accredited Investor.

Representations, Warranties and Covenants by Subscriber

5.              The Subscriber represents, warrants and covenants to the Company that, as of the date hereof and the Closing Date, the Subscriber:

(a)         acknowledges that it is aware of the characteristics of the Tokens, understands that the Tokens being purchased are speculative investments which involve a substantial degree of risk of loss, and is cognizant of the risks relating to an investment in the Tokens;

(b)         is aware that the Tokens have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and that the Company’s Tokens are not presently listed on a stock exchange;

(c)          has received the Offering Circular (and any amendments thereto) of the Company for the purposes of evaluating an investment in the Tokens and that, in so evaluating an investment in the Tokens, it has relied on the Offering Circular and has not relied on any other information or representation other than as stated herein;

(d)         is either an accredited investor or, in the alternative, is subscribing for Tokens with an Aggregate Subscription Price that does not exceed ten (10%) percent of the Subscriber’s annual income or net assets;

(e)          acknowledges that the SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does the SEC pass upon the accuracy or completeness of the Offering Circular or other solicitation materials, and no securities commission or similar regulatory authority in the United States has reviewed or passed upon the merits of the securities offered in the Offering;

(f)           there is currently no public market for the Tokens, and there is no assurance that listing on an exchange or quotation on an alternative trading system will occur or, if it does occur, that it will provide a liquid market for the Tokens;

(g)          has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of investment in the Offering and the Subscriber is able to bear the economic risk of loss of the investment;

(h)         acknowledges that the Company may complete additional financings in the future in order to develop the business of the Company; that there is no assurance that such financings will be available and, if available, may be completed on reasonable terms; any such future financings may have a dilutive effect on current or future stockholders, including the Subscriber;

(i)             confirms this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(j)            the entering into of this Subscription Agreement and the completion of the transactions contemplated hereby do not and will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or if the Subscriber is not a natural person, any of the Subscriber’s constituting documents, or any agreement to which the Subscriber is a party or by which it is bound.

Closing

6.              The Subscriber agrees to deliver to the Company on or before the Closing Date: (a) this duly completed and executed Subscription Agreement; and (b) payment of the Aggregate Subscription Price to “Rentalist, Inc.” by transfer of immediately available funds, check, bank draft or in a manner acceptable to the Company (such as bank wire). b) Escrow arrangements. Payment for the Securities shall be received by Prime Trust, LLC (the “Escrow Agent”) from the undersigned by transfer of immediately available funds, check or other means approved by the Company at least two days prior to the applicable Closing Date, in the amount as set forth on the signature page hereto. Upon such Closing Date, the Escrow Agent shall release such funds to the Company. The undersigned shall receive notice and evidence of the digital entry of the number of the Securities owned by undersigned reflected on the books and records of the Company.

7.              The closing of the sale of the Tokens pursuant to this Subscription Agreement will be completed at the offices of the Company in West Chester, Pennsylvania on the Closing Date, it being acknowledged and agreed by the Subscriber that the Company may have more than one closing in respect of the Offering.  If this Subscription Agreement is rejected in whole or in part, the Subscriber acknowledges that the unused portion of the subscription amount will be promptly returned to it without interest.

8.              The Company shall be entitled to rely on delivery of a facsimile copy or electronic PDF copy of executed Subscription Agreements, and acceptance by the Company of such facsimile or electronic PDF copy of subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms hereof.  In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

9.              The Company shall maintain, or retain a third party to maintain, a record of the name and address of each stockholder and the number of Tokens held.  At each Closing, the Company shall record the issuance in the foregoing stock ledger. The Tokens are freely transferrable, but no transfer or issuance of any Tokens shall be effective or valid until recorded in the Company’s stock ledger.

General

10.       The Subscriber agrees that the representations, warranties and covenants of the Subscriber in this Subscription Agreement will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Time and will survive the completion of the issuance of the Units.  The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Company in determining the eligibility of a purchaser of Units and the Subscriber agrees to indemnify and save harmless the Company its directors, officers, employees, counsel and agents from and against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof.  The Subscriber undertakes to immediately notify the Company of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time.

11.       The Subscriber acknowledges that this Subscription Agreement requires the Subscriber to provide certain personal information to the Company, and the Company may require additional information about Subscriber to comply with its obligations under applicable law.  Such information is being collected by the Company for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber’s eligibility to purchase the Units under applicable securities legislation, preparing and registering the Tokens to be issued hereunder and completing filings required by any stock exchange, trading system, or securities regulatory authority.  The Subscriber’s personal information may be disclosed by the Company to: (a) stock exchanges, trading systems, or securities regulatory authorities; (b) the Company’s registrar and transfer agent; (c) any government agency, board or similar entity; and (d) legal counsel, and may be included in record books in connection with the Offering.  By executing this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of such personal information.

12.       The Subscriber has been advised to consult with its own legal counsel and tax advisers regarding the tax consequences of investing in Rentalist.

13.       The Subscriber hereby agrees that each time the Subscriber invests assets in Rentalist, the Subscriber will be deemed to have entered into this Agreement, with such amendments as may have been adopted through such date, and will be deemed to have made each representation, warranty and covenant contained in this Agreement.  The Subscriber agrees that the Subscriber is responsible for reviewing the most recent version of the Agreement, as will be available on the page of the Site detailing the investment opportunity in Rentalist, prior to each investment the Subscriber makes in Rentalist.

14.       The terms and conditions of this Subscription Agreement shall be binding upon and inure to the benefit of the Subscriber and the Company and their respective heirs, executors, administrators, successors and assigns; provided that this Subscription Agreement shall not be assignable by any party without the prior written consent of the other parties.

15.       The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder.

16.       The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

17.       This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

18.       Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

19.       This Subscription Agreement shall be governed by the laws of the state of Delaware, without regard to the conflicts of laws principles thereof.

20.       The parties agree to execute and deliver such further documents and information as may be required in order to effectuate the purposes of this Agreement.

Rentalist Equity Program Participants

21.       Subscribers who complete rental transactions on the Rentalist platform (“Participants”) may elect to participate in Rentalist’s equity award program (the “Program”) by checking the box on the first page and completing this Subscription Agreement. Participation is subject to acceptance by Rentalist, availability of Tokens for issuance, and compliance with applicable law.

22.       Rentalist will grant Tokens to Participants by Rentalist for transactions completed by the Participant on the Rentalist platform.  The number of Tokens awarded will be based on transactions occurring after

Rentalist receives the Participant’s Subscription Agreement and shall be calculated according to the terms of the Program in effect at the time of each Token issuance, as posted on the Site.

23.       Tokens issued pursuant to the Program shall be issued on or before the last day of the first month of each calendar quarter (January, April, July, and October) and shall be based on the transactions completed on the Platform as of the last day of the calendar quarter.  Tokens may be issued on a more frequent basis, so long as they are issued to all Participants on the same date. Each such issuance shall be a Closing hereunder.

24.       Rentalist reserves the right to change the terms and conditions of the Program, terminate the Program, or terminate a Participant’s participation in the Program, with respect to future Token issuances only, and only after posting notice of modification to the Site or providing it directly to the Participant affected. A Participant’s continued transactions on the Rentalist platform after the effective date of any of the foregoing modifications to the Program signifies the Participant’s acceptance of these changes.  Tokens issued to a Participant prior to the effective date shall not be affected by any modification or termination of the Program.

25.       Participants are responsible for any tax liability related to participation in the Program and receipt of Tokens. Token awards may give rise to taxable income for some Participants. Participants are encouraged to consult with their tax advisors.

26.       Participant acknowledges that the Program is not a term, condition, or contractual benefit of any rental transactions on the Rentalist platform.

27.       Rentalist contracts with third parties to perform certain functions in connection with rental transactions on the Rentalist platform.  These third parties include, but are not limited to equipment owners and payment processors.  Participant acknowledges that payments made in connection rental transactions constitute payment for the rental transaction and transaction fees only, and not payment for the purchase of Tokens. The Program in no way modifies or amends the terms and conditions of rental transactions on the Rentalist platform. Equipment owners, payment processors, and other third parties assume no responsibility for the Rentalist Tokens, Rentalist’s administration of the Program, or any other matter related to the Program or the Tokens.  Participant releases all third parties from any responsibility or liability related to the Program or the Tokens.

28.       A Participant can discontinue participation in the Program at any time by notice to Rentalist.